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                                                                       EXHIBIT 1

                             MATERIAL CHANGE REPORT

                                   PURSUANT TO

             SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                 SECTION 118(2) OF THE SECURITIES ACT (ALBERTA)
               SECTION 84(1) OF THE SECURITIES ACT (SASKATCHEWAN)
                  SECTION 75(2) OF THE SECURITIES ACT (ONTARIO)
                    SECTION 73 OF THE SECURITIES ACT (QUEBEC)
                SECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
               SECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)

Item 1.        Reporting Issuer:

               Royal Group Technologies Limited (the "Company")
               1 Royal Gate Boulevard
               Vaughan, Ontario
               L4L 8Z7

Item 2.        Date of Material Change:

               January 29, 2003

Item 3.        Press Release:

               A press release was issued by the Company on January 29, 2003 in Vaughan, Ontario. A copy of the press release is attached to this report as schedule "A".

Item 4.        Summary of Material Change:

               The Company announced that its commercial paper rating of R-1
               (low) with a negative trend has been downgraded by Dominion Bond Rating Service Limited ("DBRS") to R-2 (high) with a stable trend, and that its medium term note rating has been changed from A (low) with a negative trend to BBB (high) with a stable trend. The Company will offer to buy back its outstanding commercial paper.

Item 5.        Full Description of Material Change:

               See the press release dated January 29, 2003 attached to this report as schedule "A".

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                                       2


Item 6.        Reliance of Section 75(3) of the Act:

               Not applicable.

Item 7.        Omitted Information:

               Not applicable.
Item 8.        Senior Officer:

               For further information, please contact:

               Mark O. Badger
               Vice President, Corporate Communications

               Tel:  (905) 264-0701
               Fax:  (905) 264-0702

Item 9.        Statement of Senior Officer:

               The foregoing accurately discloses the material change referred to herein.

               Dated this 31st day of January, 2003 at Vaughan, Ontario.


                                     ROYAL GROUP TECHNOLOGIES LIMITED



                                     BY:
                                        ----------------------------------------
                                        Scott Bates
                                        Corporate Secretary



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                                  SCHEDULE "A"


                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE,
JANUARY 29, 2003

ROYAL GROUP COMMENTS ON RATING DOWNGRADES BY DBRS

Royal Group Technologies Limited (RYG: TSX, NYSE) announced today that its commercial paper rating of R-1 (low) with a negative trend has been downgraded by DBRS to R-2 (high) with a stable trend, and that its medium term note rating has been changed from A (low) with a negative trend to BBB (high) with a stable trend.

Given that the commercial paper market for R-2 paper in Canada is virtually non-existent, Royal Group will offer to buy back its outstanding commercial paper. With approximately $135 million outstanding on the Company's $700 million syndicated bank line, Royal will easily absorb the $340 million in commercial paper outstanding on January 27, 2003. The change of the borrowings and rating will cost Royal about 50bps (0.50%) more per annum on the currently issued commercial paper.

Royal will not be offering to buy back its Medium Term Notes, which mature April 2010.

DBRS commented that Royal has, "growing free cash flow, largely due to its declining capex requirements" and "an acceptable liquidity position". Royal's funded debt to total capitalization ratio remained at 38% at December 31, 2002. Free cash flow (being cash from operations, adjusted for working capital changes and after deducting capital expenditures) for fiscal 2002 was 117 million.

Royal Group will report financial results for the first quarter of fiscal 2003, ended December 31, 2002, on Wednesday, February 12th, 2003 at 10:00 AM Toronto Eastern Time. The conference call will be web cast simultaneously and in its entirety through the Investor Relations section of Royal's Web site, www.royalgrouptech.com The first quarter earnings release and supplemental financial information will be available on the site prior to the conference call.

For further information contact:

Ron Goegan, Chief Financial Officer
OR
Mark Badger, Vice President, Corporate Communications
Phone: (905) 264 0701 Fax: (905) 264 0702

The information in this document contains certain forward-looking statements with respect to Royal Group Technologies Limited, its subsidiaries and affiliates. These statements are often, but not always made through the use of words or phrases such as "expects", "should continue", "believes", "anticipates", "estimated" and "intends" or similar formulations. By their nature, these forward-looking statements involve known and unknown risks, uncertainties and other factors affecting Royal specifically or its industry generally that could cause actual performance and financial results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include fluctuations in the level of renovation, remodeling and construction activity,


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changes in product costs and pricing, an inability to achieve or delays in achieving savings related to the cost reductions, or revenues related to sales price increases, consolidation and restructuring programs, changes in product mix, the growth rate of the markets into which Royal's products are sold, market acceptance and demand for Royal's products, changes in availability or prices for raw materials, pricing pressures resulting from competition, difficulty in developing and introducing new products, failure to penetrate new markets effectively (particularly markets in developing countries), the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks, difficulty in preserving proprietary technology, changes in environmental regulations, currency risk exposure and other risks described from time to time in publicly filed disclosure documents and securities commission reports of Royal Group Technologies Limited and its subsidiaries and affiliates. In view of these uncertainties we caution readers not to place undue reliance on these forward-looking statements. Statements made in this document are made as of January 29, 2003 and Royal disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.